DELTA NATURAL GAS COMPANY, INC.
Holders of Common Stock
Appointment of Proxy

For the Annual Meeting of Shareholders
To Be Held November 19, 1998 at 10:00 a.m.
at the Principal Office of the Company at 3617 Lexington Road, Winchester, Kentucky


The undersigned hereby appoints Harrison D. Peet and Glenn R. Jennings, and either of them with power of substitution, as proxies to vote the shares of Common Stock of the undersigned in Delta Natural Gas Company, Inc. at the Annual Meeting of its Shareholders to be held November 18, 1998 and at any adjournments thereof, upon all matters that may properly come before the meeting, including the matters identified (and in the manner indicated) on the reverse side of this proxy and described in the proxy statement furnished herewith.


This proxy is solicited on behalf of the Board of Directors, which recommends votes FOR all items. It will be voted as specified. If not specified, the shares represented by this proxy will be voted FOR all items.

Please sign and date this proxy on the reverse side, and return it promptly in the enclosed envelope.

Indicate your vote by an (X) in the appropriate boxes:

ITEM:

1.	Election of Directors
	Nominees for three year term expiring 2001:

				 				Donald R. Crowe
 								Billy Joe Hall
	 							John D. Harrison



	__		            	___			                  ___
	FOR all Nominees	WITHHELD all Nominees   FOR all
                                      				Nominees EXCEPT
                           							        those listed below


                             						_________________________


									NUMBER OF SHARES




SIGN EXACTLY AS NAME(S) APPEARS HEREON:

X______________________________________

X______________________________________

	If joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

				  Date ____________________________, 1998










Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391


Notice To Common Shareholders Of Annual Meeting
To Be Held November 19, 1998




Please take notice that the Annual Meeting of Shareholders of Delta Natural Gas Company, Inc. will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 19, 1998 at
10:00 a.m. for the purposes of:

1. Electing three Directors for three year terms expiring in 2001; and

2. Acting on such other business as may properly come before the meeting.


Holders of Common Stock of record at the close of business on October 5, 1998 will be entitled to vote at the meeting.



By Order of the Board of Directors

John F. Hall

Vice President - Finance,
Secretary and Treasurer

Winchester, Kentucky
October 12, 1998


To ensure proper representation at the meeting at a minimum of expense, it will be very helpful if you fill out, sign and return the enclosed proxy promptly.



Proxy Statement

Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

Information Concerning Proxy



This solicitation of proxies is made by Delta Natural Gas Company, Inc. ("Delta" or "the Company"), upon the authority of Delta's Board of Directors and the costs associated with this solicitation will be borne by Delta. Management intends to use the mails to solicit all Shareholders and intends first to send this proxy statement and the accompanying form of proxy to Shareholders on or about October 12, 1998. Delta will provide copies of this proxy statement, the accompanying proxy and the Annual Report to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners and upon request therefor will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of Delta in person or by telephone, but without extra compensation. As part of its duties as registrar and transfer agent, Fifth Third Bank mails Delta's proxy solicitation materials to shareholders. Fees for this service are included in the annual fee paid by Delta to Fifth Third Bank for its services as registrar and transfer agent.

You may revoke your proxy at any time before it is exercised by giving notice to Mr. John F. Hall,
Vice President - Finance, Secretary and Treasurer of Delta.


Election of Directors


Delta's Board of Directors is classified into three classes, with terms expiring in either 1998, 1999 or 2000.

The terms of three Directors, Donald R. Crowe, Billy Joe Hall and John D. Harrison are scheduled to end in 1998. Donald R. Crowe, Billy Joe Hall and John D. Harrison are nominated as Directors for a three year term ending in 2001 and until their successors have been elected and qualified.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for
Donald R. Crowe, Billy Joe Hall and John D. Harrison as Directors of Delta. If one of them should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the
Board of Directors to replace them as a Nominee. Management presently has no knowledge that any of the Nominees will refuse or be unable to serve.

The names of Directors and Nominees and certain information about them are set forth below:

                            	Additional Business
Name, Age and Position	      Experience During	        Period of Service
   Held With Delta  	         Last Five Years	            As Director


Donald R. Crowe (1) - 64	  Retired Senior Analyst,	      1966 to present
Director                  	Department of Insurance,
                          	Commonwealth of Kentucky,
                          	Lexington, Kentucky

Jane Hylton Green (3) - 68	Retired Vice President - 	    1976 to present
Director	                  Human Resources and
                          	Secretary, Delta  and
                          	Delta's subsidiaries

Billy Joe Hall (1) - 61	   Investment Broker,	           1978 to present
Director	                  LPL Financial Services
                          	(general brokerage
                          	services), Mount Sterling,
                          	Kentucky

John D. Harrison (1) - 83	 Retired President, Power 	     1950 to 1993
Director	                  Line Construction Co., Inc.	   1996 to present
                          	(Utility construction
                          	contractor), Stanton,
                           Kentucky; Retired Vice-
                          	President

Glenn R. Jennings (2) - 49	President and Chief Execu-	    1984 to present
President and Chief	       tive Officer and Director of
Executive Officer;Director Delta's subsidiaries

Harrison D. Peet (3) - 78	 Chairman of the Board of	      1950 to present
Chairman of the Board	     Delta's subsidiaries

Virgil E. Scott (2) - 77	  Retired Vice President	        1950 to present
Director	                  Administration, Delta and
 	                         Delta's subsidiaries;
	                          Retired Director of
                          	Delta's subsidiaries

Henry C. Thompson (3) - 76	President, Triple Land	       1967 to present
Director	                  Company, Inc. (land
                          	development and real
                          	estate rental); Retired
                          	President, Henry Thompson
                          	Construction Company, Inc.
                         	(land development and
                          	commercial real estate
                          	rental); both of Nicholasville,
                          	Kentucky

Arthur E. Walker, Jr.(2)(4) - 53
Director	                  President, The Walker 	      1981 to present
                          	Company (general and
                          	highway construction),
                          	Mount Sterling,
                          	Kentucky


(1)  Term expires November 19, 1998.

(2)  Term expires on date of Annual Meeting of Shareholders in 1999.

(3)  Term expires on date of Annual Meeting of Shareholders in 2000.

(4) On November 8, 1993, Arthur E. Walker, Jr., entered a guilty plea in Montgomery County, Kentucky, District Court to the charge of making a political contribution in the name of another, a misdemeanor under Kentucky Law. The Court fined Mr. Walker $1,000 plus court costs.


Committees and Board Meetings

Delta has an Audit Committee comprised of Mrs. Green and Messrs. Harrison, Scott and
Thompson. The Committee, which met one time during fiscal 1998, is empowered to recommend independent auditors to the Board, review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board.

Delta has a Nominating and Compensation Committee comprised of Messrs. Crowe, Hall and
Walker. The Committee, which met two times during fiscal 1998, is empowered to make recommendations to the Board as to the compensation of the Board and Officers and any other personnel matters. The Committee also is empowered to present to the Board names of individuals who would make suitable Directors. The Committee will consider Nominees recommended by
Shareholders, if such nominations are submitted in writing to the attention of Mr. John F. Hall at
Delta's corporate office in Winchester, Kentucky.

Delta has an Executive Committee comprised of Messrs. Jennings, Peet and Walker. The
Committee, which met one time during fiscal 1998, is empowered to act for and on behalf of the
Board of Directors, during the interval between the meetings of the Board of Directors, in the management and direction of the business of the Company.

During fiscal 1998, Delta's Board of Directors held four meetings. All Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings.

Each Non-Officer Director (except for the Chairman) receives a monthly Directors' fee of $600 and no additional fees for attending board and committee meetings. Mr. Peet, as Chairman of the
Board of Directors, is paid a monthly fee of $3,000. Directors who are also Officers of the Company receive no Directors' fees.


Officers of Delta

                                                        			Date Began
			                                                         in this
Name	                       Position(1)	         Age     	 Position(2)

Johnny L. Caudill(3)	      Vice President - 	     49	        3/1/95
                          	Administration and
                          	Customer Service

John F. Hall              	Vice President - 	     55	         3/1/95
                          	Finance, Secretary
                          	and Treasurer

Robert C. Hazelrigg	       Vice President-	       51         	5/20/93
                          	Public and Consumer
                          	Affairs

Alan L. Heath 	            Vice President - 	     51	         5/21/84
                          	Operations and
                          	Engineering

Glenn R. Jennings	         President and Chief	   49	         11/17/88
                          	Executive Officer;
                          	Director


(1) Each Officer is normally elected to serve a one year term. Each Officer's current term is scheduled to end on November 19, 1998, the date of the Board of Directors' meeting following the Annual Shareholders' Meeting, except Mr. Jennings has an employment contract in his present capacity through November 30, 2000 (see "Employment Contract and Termination of
Employment and Change in Control Agreement").

(2) All current Officers except Mr. Caudill have functioned as Officers of Delta for at least five years.

(3) Mr. Caudill was elected an Officer on March 1, 1995. Prior to that, Mr. Caudill held the position of Manager - Customer Service for 2 years. Mr. Caudill has been employed by Delta since 1972.




Board Nominating and Compensation Committee
Report on Executive Compensation


The Nominating and Compensation Committee of the Board of Directors ("Committee") is composed
of three independent, non-employee directors.   Among other duties, the
Committee is responsible
for developing and making recommendations to the Board with respect to Delta's executive compensation. All decisions by the Committee relating to the compensation of Delta's executive officers, including the Chief Executive Officer, are reviewed and given final approval by the full
Board of Directors. During 1998, no decisions of the Committee were modified in any material way or rejected by the full Board.

The goal of the Committee in establishing the compensation for the Company's executive officers is to provide fair and appropriate levels of compensation that will ensure the Company's ability to attract and retain a competent and energetic management team.

Salaries for Delta's officers, including all executive officers and the Chief Executive Officer, are determined in a manner similar to that for all employees, using a pay grade system established with the assistance of a consulting firm. Salary grades are developed for all positions in the
Company through the use of external comparisons with other companies and are periodically adjusted for inflation. The salary grades have a minimum and maximum compensation level for each grade. Salary increases for executive officers are established by the Committee, considering factors which include the overall raises budgeted for the Company, individual performance of the executive officers and their position in their individual pay grades. There is no specific, quantified relationship between corporate performance and individual compensation.

There is no formal bonus plan for executive officers or the Chief Executive Officer. Bonuses have been paid in the past from time to time, at the discretion of the Company, based on the Company's overall performance and the contributions and performances of the individual officers and other employees. There has been no specific, quantified relationship between corporate performance and individual bonuses.

A summary of the compensation awarded to Glenn R. Jennings, President and Chief Executive
Officer of the Company, and Alan L. Heath, Vice President - Operations and Engineering, is set forth in the "Summary Compensation Table". The compensation paid to Mr. Jennings and Mr.
Heath for fiscal 1996 reflects a cash bonus. No bonus was paid for fiscal 1997 or fiscal 1998, and the other components of Mr. Jennings' and Mr. Heath's 1998 salary packages are generally consistent with prior years.

The Committee believes Mr. Jennings has positioned the Company well to address a changing business climate, to provide for total shareholder return and to continue the Company's growth.

	Donald R. Crowe
	Billy Joe Hall
	Arthur E. Walker, Jr., Committee Chairman




Summary Compensation Table

The following table sets forth information concerning the compensation of the Company's Chief
Executive Officer and Executive Officers whose total annual salary and bonus exceeded $100,000 for the last three fiscal years. No other executive officer of the Company earned compensation in excess of $100,000 for the periods.



           		              Annual
     Name and		          Compensation                  	All Other
Principal Position	Year	   Salary          Bonus      Compensation(1)


Glenn R. Jennings	1998	      $150,000       $  --	 	      $ 24,000
  President and Chief	1997	  $143,000       $  --		       $ 24,000
  Executive Officer	1996	    $136,000       $  42,900 	   $ 24,500


Alan L. Heath	1998	          $ 97,000       $  --		       $  --
  Vice President - 	1997	    $ 93,200       $  --     	   $  --
  Operations and	   1996	    $ 88,700       $ 16,776 	    $  --
  Engineering


(1) During each of the last three fiscal years, Delta forgave a portion of the principal amount of a loan made by Delta to Mr. Jennings (see "Certain Relationships and Related Transactions" for a discussion of this loan).




Comparison of Five Year Cumulative Total Return
Among the Company, S & P Utilities and
Natural Gas Distribution Industry Index


The following graph sets forth a comparison of five year cumulative total return among the common shares of the Company, the S & P Utilities and the Edward D. Jones & Co. Natural Gas
Distribution Industry Index ("Industry Index") for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on June 30, 1993 in each of the common shares of the
Company, the S & P Utilities and the Industry Index. Cumulative total return assumes reinvestment of dividends. The Industry Index consists of thirty-three natural gas distribution companies chosen by Edward D. Jones & Co. The Company is among the thirty-three companies included in the Industry Index.








               	1993	  1994	  1995	  1996	  1997	  1998

Delta	          100	  112.5	  100.8	 96.7	  117.9	 125.7

S & P Utilities	100	   92.5	  106.1	 131.8	 139.1 	181.1

Industry Index	 100	   96.0	  100.1	 120.9	 136.3	 168.0




Estimated Annual Benefits Upon Retirement


Delta has a trusteed, non-contributory, defined benefit retirement plan. The following table illustrates the approximate pension benefits payable under the terms of the plan to employees retiring at the normal retirement age of 65 assuming five years' average annual compensation and years of service as indicated:


Average Annual		Estimated Annual Benefits For
Compensation		   Years of Service Indicated
(Five Year
Average)	   15       20	       25	       30	       35

        $100,000	 $ 24,000	 $ 32,000	 $ 40,000	 $ 48,000	 $ 56,000
         125,000	   30,000	   40,000	   50,000	   60,000	   70,000
         150,000	   36,000	   48,000	   60,000	   72,000	   84,000
         175,000	   42,000	   46,000	   70,000	   84,000	   98,000
         200,000	   48,000	   64,000	   80,000	   96,000	  112,000

The plan is available to all employees as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service. The compensation used to determine the average monthly salary under the plan includes only base salary of employees (see "Salary" in the
"Summary Compensation Table"). An employee may also elect from various joint, survivor, lump sum and annuitant provisions that would change the above amounts. Social Security benefits would be in addition to the amounts received under Delta's pension plan.

Mr. Jennings and Mr. Heath have nineteen years and fourteen years, respectively, of credited service in the plan.



Employment Contract and Termination of
Employment and Change in Control Agreement


Delta entered into an agreement with Mr. Jennings on May 31, 1995. The agreement provides for
Mr. Jennings' employment in his present capacity through November 30, 2000, and such agreement continues on a year-to-year basis thereafter. This agreement provides for the termination of Mr. Jennings' employment in the event of his death or incapacity or for cause. In addition, Mr. Jennings may terminate his employment following a change in control if he determines in good faith that, due to the change in control, either his continued employment is not in Delta's best interests or he is unable to carry out his duties effectively. A change in control is defined as a change in control that would be required to be reported under Regulation 14A of the
Securities and Exchange Act of 1934 or an acquisition by any person or entity of twenty percent or more of Delta's issued and outstanding voting Common Stock.

Under the agreement, if Delta terminates Mr. Jennings without cause, or if Mr. Jennings terminates his employment under the agreement following a change in control because he determines in good faith that his continued employment is not in Delta's best interests or that he is unable to carry out his duties effectively, then in any such instance
Delta is required to continue to
pay Mr. Jennings as severance pay an amount equal to his salary for the number of years remaining under the agreement, but in no event less than three years. Mr. Jennings' current yearly salary is $154,500. In addition, in all such cases the agreement provides for the continuance, at not less than present levels, of Mr. Jennings' employee benefit plans and practices, including the retirement plan, 401-K Plan, stock purchase plan, life and accidental death and dismemberment insurance, company furnished automobile and office, vacation plan, and medical, dental, health, and long term disability plans, and the agreement obligates Delta to forgive any unpaid principal outstanding on a loan made to him (see "Certain
Relationships and Related Transactions" for a description of this loan).

If, as described above, Mr. Jennings elects under the terms of the agreement to terminate his employment following a change in control, he has, in addition to the rights described in the immediately preceding paragraph, the right to a lump sum payment for all such amounts due to him under the agreement as salary.

Delta also has agreed to indemnify Mr. Jennings for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.

On December 1, 1985, Delta entered into an agreement with Mr. Heath. The terms of the agreement will become effective with a change in control while Mr. Heath is employed by Delta.
For the purpose of the agreement, a change in control will be deemed to take place upon the happening of either of the following events: (a) the acquisition by anyone of ten percent of Delta's issued and outstanding voting Common Stock followed by either (i) a change in the majority of the
Board of Directors of Delta as it existed on December 1, 1985, as a result of a Shareholders' meeting involving a contest for the election of Directors or (ii) the termination without cause of
Harrison D. Peet as Chairman of the Board of Delta; or (b) the election at any time of two or more
Directors whose election is opposed by a majority of Delta's Board of Directors as it existed on December 1, 1985.

The agreement provides that Mr. Heath may continue in the employment of Delta in his customary position for a period of three years immediately following a change in control. During this time he would receive compensation consisting of (i) a base salary which would be not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with Delta's regular compensation practices; and (ii) incentive and bonus awards not less than the annualized amount of any such awards paid to him for the twelve months ending on the date of a change in control. In addition, his agreement provides for the continuance, at not less than present levels, of employee benefit plans and practices, including the retirement plan, 401-K Plan, stock purchase plan, life and accidental death and dismemberment insurance, company furnished automobile and office, vacation plan and medical, dental, health and long-term disability plans.

Under the agreement, if Mr. Heath is terminated by Delta without cause during the three year period immediately following a change in control, his compensation and benefits and service credits under the employee benefit plans will be continued for the remainder of the period, but in no event for less than two years following termination of employment. The current yearly base salary of Mr.
Heath is $100,700. If Mr. Heath determines that in good faith he cannot continue to fulfill his responsibilities as a result of a change in control, then that is to be considered termination without cause. Further, Delta has agreed to indemnify Mr. Heath for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.


Security Ownership Of Certain
Beneficial Owners and Management (1)

                        		Amount and Nature
                     		     Of Beneficial		       Percent Of
Name Of Owner		          Ownership(2)(3)(4)		      Stock

Donald R. Crowe		            	3,965		                  *
                 			(1,365 shares jointly owned)

Jane Hylton  Green		         	7,791
                  			(715 shares jointly owned)	       *

Billy Joe Hall			             3,974		                  *

John D. Harrison			          11,012		                  *
                 			(10,010 shares jointly owned)

Glenn R. Jennings			          6,616		                  *

Harrison D. Peet (5)		       18,156		                  *

Virgil E. Scott			           12,542		                  *

Henry C. Thompson			          4,411		                  *

Arthur E. Walker, Jr. (6)	  	14,057		                  *
                			(4,904 shares jointly owned)


All Directors, Officers		    91,467		                 3.8%
and Nominees, as a			(17,014 shares jointly owned)
Group (13 persons)


* Less than 1%.





(1) The only class of stock issued and outstanding is Common Stock.

(2) Under the terms of Delta's Employee Stock Purchase Plan, all Officers and employees (with certain limited exceptions) have the right to contribute 1% of their July 1, 1998 annual salary level on a monthly basis. At the end of fiscal 1999, Delta will issue its Common Stock, based upon 1999 contributions, using an average of the last sale price of Delta's stock as quoted in the
National Association of Securities Dealers Automated Quotation National
Market System at the
close of business for the last five business days in June, 1999, and will match those share so purchased. If employees cease to participate in the plan prior to year end, their contributions will be returned with no matching Company portion. The continuation and terms of the plan are subject to approval by Delta's Board of Directors on an annual basis. As a result, all the persons listed who are Officers (Directors, however, have no rights under this plan, unless they are also Officers) have the right to participate in the Plan in 1999. Stock acquired pursuant to the Plan during fiscal 1999 will not be issued until July, 1999. Accordingly, ownership figures in the above table do not include shares to be issued under the Plan for fiscal 1999.

(3) The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(4) The figures, which are as of August 1, 1998, are based on information supplied to Delta by its Officers and Directors.

(5) The listed shares include 15,000 shares held by Mr. Peet's wife in a voting trust, which is administered and voted by Mr. Peet.

(6) The listed shares include 4,154 shares held by Mr. Walker as guardian for his children and 749 shares held by his wife.


 Appointment of Auditors


Arthur Andersen LLP, upon recommendation of the Audit Committee and approval by Delta's
Board of Directors, was appointed independent public accountants and auditors in connection with
Delta's accounting matters and made an annual audit of the accounts of Delta and its subsidiary companies for the fiscal year ending June 30, 1998. Arthur Andersen LLP have been auditors for
Delta since 1962 and, both by virtue of their long familiarity with Delta's affairs and their ability, are considered to be well qualified to perform this important function. Representatives of Arthur
Andersen LLP are expected to be present at the Annual Meeting of Shareholders, and they will have an opportunity to make a statement, if they so desire, and will be available to respond to questions.



Certain Relationships and Related Transactions

Delta has an agreement with Glenn R. Jennings, President and Chief Executive Officer and a
Director of Delta, under the terms of which Mr. Jennings received a secured loan of $136,000. The agreement provides that interest is to be paid by Mr. Jennings at the annual rate of 8%, payable monthly, with Delta forgiving $2,000 of the principal amount for each month of service Mr.
Jennings completes. The outstanding balance on this loan was $106,000 as of August 31, 1998.
The maximum amount outstanding during fiscal 1998 was $134,000.



Shareholders' Proposals

Proposals of security holders intended to be presented at Delta's 1999 annual meeting must be received by Delta no later than June 15, 1999, in order to be included in Delta's proxy statement and form of proxy related to that meeting.

Financial Statements

Delta's 1998 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to Common Shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and
Exchange Commission regulations, the Company's directors, certain officers, and persons who own greater than 10 percent of the Company's equity securities are required to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and the principal national securities exchange on which such equity securities are registered, and to furnish the Company with copies of all such reports they file.

Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that during fiscal 1998 all filing requirements applicable to their respective directors, officers, and 10 percent shareholders were satisfied.


Other Matters

Management is not aware of any other matters to be presented at the meeting of Shareholders to be held on November 19, 1998. However, if any other matters come before the meeting, it is intended that the Holders of proxies solicited hereby will vote such shares thereon in their discretion.

As of the close of business on October 5, 1998, the record date fixed for determination of voting rights, Delta had outstanding 2,387,989 shares of Common Stock, each share having one vote.
A majority of the shares entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set). If a quorum exists, action on a matter (other than the election of Directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a higher vote is required by law.

Under applicable Kentucky law, each Common Shareholder of Delta is entitled to vote cumulatively for the election of Directors. This means that each Common Shareholder has the right to give one Nominee votes equal to the number of Directors to be elected multiplied by the number of shares of Common Stock the Shareholder owns or to distribute such votes among two or more Nominees as the Shareholder desires. The three nominees for Director receiving the highest number of votes will be elected.

There are no conditions precedent to the exercise of cumulative voting rights.

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., "broker non-vote"), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a "no" vote on a proposition. Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a "no" vote on a proposition.

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Shareholders' meeting.

Any stockholder may obtain without charge a copy of Delta's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended June 30, 1998, by submitting a request in writing to: John F. Hall, Vice President - Finance, Secretary and Treasurer, Delta
Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY  40391.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

John F. Hall
Vice President - Finance,
Secretary and Treasurer

October 12, 1998





1998
Delta Natural Gas Company, Inc. and Subsidiary Companies
Annual Report


The Company
Delta Natural Gas Company, Inc. ("Delta" or "the Company") is engaged primarily in the distribution, transmission, storage and production of natural gas through facilities located in 20 counties in central and southeastern Kentucky. Delta serves approximately 38,000 residential, commercial, industrial and transportation customers and makes transportation deliveries to several interconnected pipelines.

Unless the context requires otherwise, references to Delta include Delta's wholly-owned subsidiaries, Delta Resources,
Inc. ("Resources"), Delgasco, Inc. ("Delgasco"), Deltran, Inc. ("Deltran"), Enpro, Inc. ("Enpro") and TranEx Corporation
("TranEx"). Resources buys gas and resells it to industrial customers on Delta's system and to Delta for system supply.
Delgasco buys gas and resells it to Resources and to customers not on Delta's system. Deltran operates an underground natural gas storage field that it leases from Delta. Enpro owns and operates production properties and undeveloped acreage.
TranEx owns a 43 mile intrastate pipeline. Delta and its subsidiaries are under common executive management.

Delta was incorporated under Kentucky law in 1949. Its principal executive offices are located at 3617 Lexington Road, Winchester, Kentucky 40391. Its telephone number is (606) 744-6171, and its Fax number is (606) 744-6552. Delta's website is www.deltagas.com and Delta's E-mail address is delta@mis.net.



Selected Consolidated Financial Information
For the Years Ended June 30,
                        	1998(a)    	1997     	1996(b)    	1995	    1994(c)

Summary of Operations ($)
	Operating revenues	   44,258,000	42,169,185	36,576,055	31,844,339	34,846,941
	Operating income	      6,731,859	 5,315,582	 5,437,055 	4,255,088 	4,850,673
	Net income  	          2,451,272	 1,724,265	 2,661,349	 1,917,735	 2,671,001
	Basic and diluted
 earnings per common
 share                      	1.04       	.75      	1.41	      1.04     	1.50
	Dividends declared
 per common share	           1.14	      1.14	       1.12	     1.12	     1.11
Average Number of
	Common Shares
 Outstanding           	2,359,598  	2,294,134  1,886,629  	1,850,986	 1,775,068
Total Assets ($)	     102,866,613 	96,681,165	81,140,637 	65,948,716	61,932,480

Capitalization ($)
	Common shareholders'
  equity 	             29,810,294	 29,474,569	 23,628,323	22,511,513	22,164,791
	Long-term debt       	52,612,494	 38,107,860 	24,488,916	23,702,200	24,500,000
	Notes payable
 refinanced subsequent
 to yearend                -            -      18,075,000    -           -
Total capitalization  	82,422,788	 67,582,429	 66,192,239	46,213,713	46,664,791
Short-Term Debt
 ($) (d)               	3,665,000	 12,852,600	  1,084,800	 6,732,700 	3,205,000

Other Items ($)
	Capital expenditures 	11,193,613	 16,648,994	 13,373,416	  8,122,838 	7,374,747
	Total plant         	127,028,159	116,829,158 	98,795,623 	84,944,969	77,882,135

(a)	During March, 1998, $25,000,000 of debentures were sold, and the proceeds were used to repay short-term debt and to
redeem the Company's $10,000,000 of 9% debentures.
(b)	During July, 1996, $15,000,000 of debentures and 400,000 shares of common stock were sold, and the proceeds were
used to repay short-term debt and for general corporate purposes. The balance of the note payable at June 30, 1996
($18,075,000) is included in total capitalization as a result of the subsequent refinancing.
(c)	During October, 1993, $15,000,000 of debentures and 170,000 shares of common stock were sold, and the proceeds
were used to repay short-term debt and to refinance certain long-term debt.
(d)	Includes current portion of long-term debt.


To Our Shareholders

This past year has certainly been an eventful year for Delta. Our weather was very mild as heating degree days were only 93.5% of thirty year average ("normal") weather as compared with 103.5% in 1997. January and February were two of our warmest months on record, and thus our sales volumes were below anticipated levels for normal weather. Our earnings increased, however, despite the warmer weather, to $1.04 per share in 1998 as compared with $.75 per share in 1997, as we filed a rate case in March, 1997 and it was completed during fiscal 1998. We implemented new rates effective November
30, 1997 that are designed to provide approximately $1.8 million of additional annual revenues.
	The Company continued during 1998 to expand its distribution and transmission system, including the July, 1997 acquisition of the gas system of Annville Gas & Transmission Corporation in Jackson County. This system served industrial and residential customers, and we expanded it during 1998 to provide service to customers in the City of Annville.
	We also completed the development of our Canada Mountain underground natural gas storage field during 1998, including completion of 14 miles of 12-inch diameter pipeline that connects the storage field to our system. We withdrew gas this past winter from the field to supply a portion of our winter-time gas needs, and we are presently injecting gas into the field in preparation for its use during the upcoming winter.
	In March, 1998, we successfully completed our largest public offering of debt with the issuance of $25 million of 7.15% debentures that will mature in 2018. The proceeds were used to repay our bank credit line and to redeem our 9% debentures, that were due in 2011, in the amount of $10 million. We will continue to utilize our credit line, which is presently $25 million, for our working capital and capital expenditure needs as a supplement to our internally-generated cash.
	We acquired TranEx Corporation during June, 1997. This company owns a 43 mile, 8 inch diameter steel pipeline, and during 1998 we connected it to our system in the Richmond area. It also interconnects with Columbia Gulf's pipeline in Madison County and our transmission pipeline system in Clay County. We are utilizing this pipeline to provide natural gas to our Canada Mountain storage field, as well as for system supply and transportation.
	Thank you for your continued support. Delta had a good year, with growth and earnings improvement. We look to the future with optimism, believing that Delta is prepared to continue to grow and prosper.

Sincerely,

H. D. Peet
Chairman of the Board

Glenn R. Jennings
President and
Chief Executive Officer

August 21, 1998


Delta's Mission
Maximize business growth
Strive for complete customer satisfaction
Ensure an excellent work environment for employees
Enhance the quality of shareholders' investment


Summary Of Operations
Gas Operations and Supply

	The Company purchases and produces gas for distribution to its retail customers and also provides transportation service to industrial customers and inter-connected pipelines with its facilities that are located in 20 predominantly rural counties in central and southeastern Kentucky. The economy of Delta's service area is based principally on light industry, farming and coal mining. The communities in Delta's service area typically contain populations of less than 20,000. The four largest service areas are Nicholasville, Corbin, Berea and Middlesboro, where Delta serves 6,600, 6,300, 3,800 and
3,500 customers, respectively.
	The communities served by Delta continue to expand, resulting in growth opportunities for the Company. Industrial parks have been developed in certain areas and have resulted in new industrial customers, some of which are on-system transportation customers. As a result of this growth, Delta's total average customer count increased by 2.6% in 1998.
	Currently, over 99% of Delta's customers are residential and commercial. Delta's remaining, light industrial customers purchased 6% of the total volume of gas sold by Delta at retail during 1998.
	The Company's revenues are affected by various factors, including rates billed to customers, the cost of natural gas, economic conditions in the areas that the Company serves, weather conditions and competition. Delta competes for customers and sales with alternative sources of energy, including electricity, coal, oil, propane and wood. The Company's marketing subsidiaries, which purchase gas and resell it to various industrial customers and others, also compete for their customers with producers and marketers of natural gas. Gas costs, which the Company is generally able to pass through to customers, may influence customers to conserve, or, in the case of industrial customers, to use alternative energy sources.
Also, the potential bypass of Delta's system by industrial customers and others is a competitive concern that Delta has addressed and will continue to address as the need arises.
	Delta's retail sales are seasonal and temperature-sensitive as the majority of the gas sold by Delta is used for heating.
This seasonality impacts Delta's liquidity position and its management of its working capital requirements during each twelve month period, and changes in the average temperature during the winter months impacts its revenues year-to-year
(see Management's Discussion and Analysis of Financial Condition and Results of Operations).
	Retail gas sales in 1998 were 4,112,000 Mcf, generating $33,435,000 in revenues, as compared to 4,299,000 Mcf and $33,561,000 in revenues for 1997. Heating degree days billed during 1998 were 93.5% of normal as compared with 103.5% in 1997 and as a result, sales volumes decreased by 187,000 Mcf, or 4.4%, in 1998 as compared to 1997.
	Delta's transportation of natural gas during 1998 generated revenues of $4,360,000 as compared with $3,596,000 during 1997. Of the total transportation in 1998, $3,877,000 (3,467,000 Mcf) and $483,000 (1,489,000 Mcf) were earned for transportation for on-system and off-system customers, respectively. Of the total transportation for 1997, $3,214,000
(2,863,000 Mcf) and $382,000 (1,205,000 Mcf) were earned for transportation for on-system and off-system customers, respectively.
	As an active participant in many areas of the natural gas industry, Delta plans to continue its efforts to expand its gas distribution system. During November, 1996, Delta acquired the City of North Middletown gas system in Bourbon County, consisting of 180 primarily residential customers. During July, 1997, Delta purchased the gas system of Annville Gas &
Transmission Corporation in Jackson County, which serves several industrial and residential customers. This system was expanded by Delta during 1998 to provide gas service to customers in the City of Annville. Delta continues to consider acquisitions of other gas systems, some of which are contiguous to its existing service areas, as well as expansion within its existing service areas.
	The Company also anticipates continuing activity in gas production and transportation and plans to pursue and increase these activities wherever practicable. During June, 1997, Delta acquired TranEx Corporation, which owns a 43 mile, 8 inch diameter steel pipeline that extends from Clay County to Madison County.
During 1998, the TranEx pipeline was connected to Delta's system in the Richmond area. It also interconnects with a pipeline of Columbia Gulf Transmission Company
("Columbia Gulf") in Madison County as well as Delta's transmission pipeline system in Clay County. Delta is utilizing the pipeline to deliver natural gas for injection into the Company's Canada
Mountain storage field as well as for system supply and transportation. The Company will continue to consider the construction or acquisition of additional transmission, storage and gathering facilities to provide for increased transportation, enhanced supply and system flexibility.
	Some producers in Delta's service area can access certain pipeline delivery systems other than Delta, which provides competition from others for transportation of such gas. Delta will continue its efforts to purchase or transport any natural gas available that is produced in reasonable proximity to its facilities.
	Delta receives its gas supply from a combination of interstate and Kentucky sources. The Company intends to pursue an adequate gas supply to provide service to existing and future customers. Delta will continue to maintain an active gas supply management program that emphasizes long-term reliability and the pursuit of cost effective sources of gas for its customers.
	Delta's interstate gas supply is transported and/or stored by Tennessee Gas Pipeline Company, Columbia Gas
Transmission Corporation, Columbia Gulf and Texas Eastern Transmission Corporation. Delta acquires its interstate gas supply from gas marketers. Delta also acquires gas supply from Kentucky producers and suppliers. There is a competitive national market for natural gas supplies as supply and demand determine the availability and prices of natural gas.
	Enpro produces oil and gas from leases it owns in southeastern Kentucky. Enpro's natural gas production is purchased by Delta for system supply, and Enpro's remaining proved, developed natural gas reserves are estimated at 4,200,000 Mcf.
Delta purchased a total of 225,000 Mcf from those properties in 1998. Enpro's oil production has not been significant.
	Resources and Delgasco purchase gas from various marketers and Kentucky producers. The gas is resold to industrial customers on Delta's system, to Delta for system supply and to others.
Although there are competitors for the acquisition of gas supplies, Delta continues to seek additional new gas supplies from all available sources, including those in the proximity of its facilities in southeastern Kentucky. Also, Resources and Delgasco continue to pursue acquisitions of new gas supplies from Kentucky producers and others.
	Delta has completed the development of an underground natural gas storage field, with an estimated working capacity of 4,000,000 Mcf. This field has been used to provide a portion of Delta's winter supply needs since 1996. This storage capability permits Delta to purchase and store gas during the non-heating months, and then withdraw and sell the gas during the peak usage months.


Regulatory Matters
	Delta is subject to the regulatory authority of the Public Service Commission of Kentucky ("PSC") with respect to various aspects of Delta's business, including rates and service to retail and transportation customers. The Company monitors the need to file a general rate case as a way to adjust its sales prices. Delta currently has no general rate cases filed with the PSC.
	Effective November 30, 1997, Delta received approval from the PSC for an annual revenue increase of $1,670,000.
This resulted from a general rate case that Delta had filed with the PSC during March, 1997. Effective May 1, 1998, Delta also received approval from the PSC for an additional annual revenue increase of $117,000 in this rate case, resulting from a rehearing of certain tax-related items.
	Delta's rates include a Gas Cost Recovery ("GCR") clause, which permits changes in Delta's gas costs to be reflected in the rates charged to customers. The GCR requires Delta to make quarterly filings with the PSC, but such procedure does not require a general rate case. The PSC is allowing Delta through its GCR clause to recover its costs in connection with its recently developed storage facilities on Canada Mountain.
	During 1997, the PSC established a proceeding to investigate affiliate transactions. Delta is a party to this proceeding, and has responded to a PSC data request relating to Delta's subsidiaries.
Delta cannot currently predict the outcome of this proceeding or the impact on Delta's rates, if any.
	The PSC convened proceedings during 1997 with various regulated utilities and other interested parties to discuss the potential unbundling of natural gas rates and services in Kentucky. On
July 1, 1998 the PSC concluded the proceedings without requiring further unbundling at this time of prices and service options for residential and small commercial customers. Delta participated actively in those meetings and plans to continue to provide comments in future discussions concerning regulatory and legislative issues relating to unbundling.
	In addition to PSC regulation, Delta may obtain non-exclusive franchises from the cities and communities in which it operates authorizing it to place its facilities in the streets and public grounds. However, no utility may obtain a franchise until it has obtained from the PSC a Certificate of Convenience and Necessity authorizing it to bid on the franchise. Delta holds franchises in four of the ten cities in which it maintains branch offices and in seven other communities it serves. In the other cities and communities served by the Company, either Delta's franchises have expired, the communities do not have governmental organizations authorized to grant franchises, or the local governments have not required or do not want to offer a franchise. Delta attempts to acquire or reacquire franchises whenever feasible.
	Without a franchise, a local government could require Delta to cease its occupation of the streets and public grounds or prohibit Delta from extending its facilities into any new area of that city or community. To date, the absence of a franchise has had no adverse effect on Delta's operations.

Capital Expenditures
	Capital expenditures during 1998 were $11.2 million and for 1999 are estimated to be $6.8 million. The Company expects a reduced level of capital expenditures in 1999 due to the substantial completion of the underground natural gas storage field in 1998. The Company is planning for expenditures for system extensions, computer system upgrades and the replacement and improvement of existing transmission, distribution, gathering and general facilities.

Financing
	The Company's capital expenditures and operating cash requirements are met through the use of internally generated funds and a short-term line of credit. The available line of credit at June 30, 1998, was $25 million of which $1.9 million had been borrowed. These short-term borrowings are periodically repaid with long-term debt and equity securities, as was done in March, 1998, when the net proceeds of $24.1 million from the sale of $25 million of debentures was used to repay short-term notes payable, as well as to redeem the Company's 9% debentures, that would have matured in 2011, in the amount of $10 million.
	Present plans are to utilize the short-term line of credit to help meet planned capital expenditures and operating cash requirements. The amounts and types of future long-term debt and equity financings will depend upon the Company's capital needs and market conditions.
	During 1998 the requirements of the Employee Stock Purchase Plan (see Note 3(c) of the Notes to Consolidated
Financial Statements) were met through the issuance of 5,746 shares of common stock resulting in an increase of $101,000 in Delta's common shareholders' equity. The Dividend Reinvestment and Stock Purchase Plan (see Note 4 of the Notes to
Consolidated Financial Statements) resulted in the issuance of 27,124 shares of common stock providing an increase of $474,000 in Delta's common shareholders' equity.

Common Stock Dividends and Prices
	Delta has paid cash dividends on its common stock each year since 1964. While it is the intention of the Board of Directors to continue to declare dividends on a quarterly basis, the frequency and amount of future dividends will depend upon the Company's earnings, financial requirements and other relevant factors, including limitations imposed by the indenture for the Debentures. There were 2,410 record holders of Delta's common stock as of August 1, 1998.
	Delta's common stock is traded in the National Association of Securities Dealers Automated Quotation ("NASDAQ")
National Market System under the symbol DGAS. The accompanying table reflects the high and low sales prices during each quarter as reported by NASDAQ and the quarterly dividends declared per share.

Retail Sales Volume (Billion cu. ft.)
98   	4.1
97   	4.3
96 		4.7
95  	3.7
94		4.3

Degree Days (% of 30 year average)
98   	93.5
97   	103.5
96 		112.3
95  	89.7
94		106.3

Capital Expenditures ($ Millions)
98   	6.8*
97   	11.2
96 		16.6
95  	13.4
94		7.4
* estimated

Management's Discussion and Analysis
of Financial Condition and Results of Operations

Overview
	The Company's utility operations are subject to regulation by the PSC, which plays a significant role in determining the Company's return on equity. The PSC approves rates that are intended to permit a specified rate of return on investment.
The Company's rate tariffs allow the cost of gas to be passed through to customers (see Regulatory Matters).
	The Company's business is temperature-sensitive. Accordingly, the Company's operating results in any given period reflect, in addition to other factors, the impact of weather, with colder temperatures generally resulting in increased sales by the Company. The Company anticipates that this sensitivity to seasonal and weather conditions will continue to be so reflected in the Company's operating results in future periods.

Liquidity and Capital Resources
	Because of the seasonal nature of Delta's sales, the smallest proportion of cash generated from operations is received during the warmer months when sales volumes decrease considerably.
Additionally, most construction activity takes place during the non-heating season because of more favorable weather conditions. During the warmer, non-heating months, therefore, cash needs for operations and construction are partially met through short-term borrowings.
	Capital expenditures for Delta for fiscal 1999 are expected to be $6.8 million. Delta generates internally only a portion of the cash necessary for its capital expenditure requirements and finances the balance of its capital expenditures on an interim basis through the use of its borrowing capability under its short-term line of credit. The current available line of credit is $25,000,000, of which $1,875,000 was borrowed at June 30, 1998. The line of credit, which is with Bank One, Kentucky, NA, requires renewal during November, 1998. These short-term borrowings are periodically repaid with the net proceeds from the sale of long-term debt and equity securities, as was done in March, 1998, when the net proceeds of $24,100,000 from the sale of $25,000,000 of debentures were used to repay short-term debt and to redeem the Company's
9% debentures, that would have matured in 2011, in the amount of $10,000,000.

                                   			1998	     	    1997	      	1996
Provided by operating activities  	$	8,922,037 	 $	6,209,226	 $	3,094,809
Used in investing activities		     (11,193,613)  (16,648,994) (13,373,416)
Provided by financing activities	   	1,909,689	  	10,768,558	 	10,294,461
Net increase (decrease) in cash
     and cash equivalents	         $  (361,887) 	$	  328,790  	$  	15,854

Cash provided by operating activities consists of net income and noncash items including depreciation, depletion, amortization and deferred income taxes. Additionally, changes in working capital are also included in cash provided by operating activities. The Company expects that internally generated cash, coupled with short-term borrowings, will be sufficient to satisfy its operating, normal capital expenditure and dividend requirements.


Results of Operations
Operating Revenues
	The increase in operating revenues of $2,089,000 for 1998 was due primarily to the general rate increase effective
November 30, 1997 and to the increases in on-system and off-system transportation volumes of 604,000 Mcf and 284,000
Mcf, respectively. The increase in operating revenues includes $200,000 of additional revenue caused by a non-recurring change. These increases were partially offset by a decrease in retail sales volumes of 187,000 Mcf as a result of the warmer winter weather in 1998. Billed degree days were 93.5% of normal degree days for 1998 as compared with 103.5% for 1997.
	The increase in operating revenues of $5,593,000 for 1997 was due primarily to increases in the cost of gas purchased that were reflected in rates billed to customers through Delta's gas cost recovery clause. This was partially offset by a decrease in retail sales volumes of 406,000 Mcf as a result of the warmer winter weather in 1997. Billed degree days were 103.5% of normal degree days for 1997 as compared with 112.3% for 1996. In addition, on-system transportation volumes for 1997 increased 293,000 Mcf, or 11.4%.

Operating Expenses
	The decrease in purchased gas expense for 1998 of $766,000 was due primarily to the decreased gas purchases for retail sales resulting from the warmer winter weather in 1998.
	The increase in purchased gas expense of $5,875,000 for 1997 was due primarily to increases in the cost of gas purchased for retail sales. The increase was partially offset by the decreased gas purchased for retail sales resulting from the warmer winter weather in 1997.
	The increases in depreciation expense during 1998 and 1997 of $510,000 and $424,000, respectively, were due primarily to additional depreciable plant.
	The increase in taxes other than income taxes during 1998 of $155,000 was primarily due to increased property taxes which resulted from increased plant and property valuations, and to increased payroll taxes, which resulted from increased wages.
	Changes in income taxes during 1998 and 1997 of $436,000 and $595,000, respectively, were primarily due to changes in net income.

Interest Charges
	The increase in interest on long-term debt during 1998 of $329,000 was due primarily to the issuance of $25 million of 7.15% Debentures in March, 1998. The increase in other interest during 1998 of $378,000 was due primarily to increased average short-term debt borrowings.
	The increases in interest on long-term debt and amortization of debt expense during 1997 of $1,146,000 and $27,000, respectively, were due primarily to the issuance of $15 million of 8.3% Deben-tures during July, 1996. The decrease in other interest during 1997 of $348,000 was due primarily to decreased average short-term borrowings as short-term debt was repaid with the net proceeds from the sale of long-term debt and equity securities during July, 1996.

Earnings Per Common Share
	For the years ended June 30, 1998 and 1997, basic earnings per common share declined, as compared with previous periods, as a result of the increased average common shares outstanding that resulted from the additional 400,000 shares of common stock issued in July, 1996, as well as the common shares issued under Delta's dividend reinvestment plan and shares issued to employees during the periods. Other than Delta's outstanding common shares, there are no potentially dilutive securities. Therefore basic and diluted earnings per common share are the same.

Factors That May Affect Future Results
	Management's Discussion and Analysis of Financial Condition and Results of Operations and the other sections of this report (including the letter To Our Shareholders) contain forward-looking statements, that are not statements of historical facts. These forward-looking statements are identified by their language, which may in some cases include words such as "estimates," "expects," "plans," "anticipates," "intends," "will continue," "believes," and similar expressions. Such forward-looking statements may concern (among other things) the impact of changes in the cost of gas, projected capital expenditures, sources of cash to fund expenditures, regulatory recovery mechanisms, regulatory matters, expansion of
Delta's gas distribution system, acquisitions of gas customers and systems, activity in gas production and transportation and acquisition and mangement of gas supply. Such forward-looking statements are accordingly subject to important risks and uncertainties that could cause the Company's actual results to differ materially from those expressed in any such forward-looking statements. These uncertainties include, but are not limited to, the ongoing restructuring of the gas industry and the outcome of the regulatory proceedings related to that restructuring, changing regulatory environment generally, uncertainty as to the regulatory allowance of recovery of changes in the cost of gas, uncertain demands for capital expenditures, the availability of cash from various sources and uncertainty as to regulatory approval of the full recovery of costs and regulatory assets.

The "Year 2000" Issue
The Company is working to resolve the potential impact of the year 2000 on the ability of the Company's computerized information systems to accurately process information that may be date-sensitive. Any of the Company's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. The
Company utilizes a number of computer programs across its entire operation.
	The Company has not completed its assessment, but currently believes that costs of addressing this issue will not have a material adverse impact on the Company's financial position. However, if the Company and third parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to the Company. The
Company intends to use its best efforts to resolve any significant year 2000 issues in a timely manner.

New Accounting Pronouncements
	In 1997, Delta adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the
Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Adoption of SFAS No. 121 did not have a material impact on the Company's financial position or results of operations.
	For companies with June 30 fiscal yearends, SFAS No. 123, "Accounting for Stock-Based Compensation", was required to be adopted as of June 30, 1997. This standard is currently inapplicable to Delta because the Company has no stock-based compensation arrangements.
	Delta adopted SFAS No. 128, "Earnings per Share", during the second quarter of fiscal 1998. The adoption of this standard had no effect upon current or prior period earnings per common share.
	In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive
Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for periods beginning after December 15, 1997. These statements do not affect the accounting recognition or measurement of transactions, but rather require expanded disclosures regarding financial results. The Company will adopt these standards in 1999 as required by the FASB.


Consolidated Statements of Income
For the Years Ended June 30,		            1998	         	1997		       1996
Operating Revenues	                 $ 	44,258,000	 $  42,169,185	 $	36,576,055
Operating Expenses
	Purchased gas 	                    $ 	22,499,488	 $ 	23,265,222	 $	17,389,755
	Operation and maintenance (Note 1) 	  	8,968,213		    8,631,635	   	8,642,511
	Depreciation and depletion (Note 1) 	 	3,445,382	    	2,935,257		   2,510,952
	Taxes other than income taxes 		       1,212,058		    1,056,689	   	1,036,282
	Income taxes (Note 2) 		               1,401,000		      964,800	   	1,559,500
		Total operating expenses	         $ 	37,526,141	 $ 	36,853,603	 $	31,139,000
Operating Income 	                  $  	6,731,859	 $  	5,315,582	 $	 5,437,055
Other Income and Deductions, Net	         	67,911	       	40,874	      	32,503
Income Before Interest Charges	     $ 	 6,799,770	 $  	5,356,456	 $ 	5,469,558
Interest Charges
	Interest on long-term debt	        $  	3,326,681	 $	  2,997,393	 $ 	1,851,768
	Other interest		                         897,265		      519,432		     867,641
	Amortization of debt expense		           124,552		      115,366	      	88,800
		Total interest charges 	          $	  4,348,498	 $	  3,632,191 	$ 	2,808,209
Net Income	                         $  	2,451,272	 $  	1,724,265	 $ 	2,661,349
Weighted Average Number of
Common Shares Outstanding		             2,359,598	    	2,294,134		   1,886,629
Basic and Diluted Earnings Per
  Common Share	                     $       	1.04	 $	        .75	 $      	1.41
Dividends Declared Per
  Common Share	                     $	       1.14	 $	       1.14	 $      	1.12

The accompanying notes to consolidated financial statements are an integral part of these statements.


Consolidated Statements of Cash Flows
For the Years Ended June 30,		            1998		          1997		       1996
Cash Flows From Operating Activities
	Net income	                          $	2,451,272	   $	1,724,265  	$	2,661,349
	Adjustments to reconcile net income
  to net cash from operating
  activities:
		Depreciation, depletion and
  amortization		                        3,755,929	    	3,049,229 		  2,663,475
		Deferred income taxes and
  investment tax credits 		               (29,400)     		485,400	   	1,762,500
		Other - net	                           	698,584		      666,798 	    	484,474
	(Increase) decrease in assets:
		Accounts receivable 		                 (124,168)	    	(318,178)	   	(860,255)
		Gas in storage                       		(840,829)	    	(782,007)	     	63,546
		Advance (deferred) recovery of
  gas cost 	                            3,328,625	      	495,751		  (3,788,143)
		Materials and supplies 		               252,746	     	(120,969)	   	(124,697)
		Prepayments 		                           70,648     		(346,532)	     	53,702
		Other assets		                          (55,440)	    	(541,669)	    	(31,723)
	Increase (decrease) in liabilities:
		Accounts payable 		                    (336,089)    		(439,721)	    	871,207
		Refunds due customers 	               	(460,751)	     	554,520	    	(456,283)
		Accrued taxes 	                        	(46,549)   		1,038,761 	   	(270,394)
		Other current liabilities		             257,055		      744,054 	     	56,951
		Advances for construction and other 		      404	         	(476)	      	9,100
			Net cash provided by operating
    activities 	                      $	8,922,037	   $	6,209,226	  $	3,094,809
Cash Flows From Investing Activities
	Capital expenditures	               $(11,193,613) 	$(16,648,994)	$(13,373,416)
			Net cash used in investing
   activities 	                      $(11,193,613) 	$(16,648,994)	$(13,373,416)
Cash Flows From Financing
  Activities (Note 6)
	Dividends on common stock 	         $	(2,690,233) 	$	(2,651,073)	$	(2,113,414)
	Issuance of common stock, net		          574,686	    	6,773,054	     	568,875
	Issuance of debentures, net		         23,837,795		   14,334,833		      -
	Repayment of long-term debt 	       	(10,822,559)	    	(478,256)	   	(561,000)
	Issuance of notes payable		           26,200,000		   30,975,000	  	25,955,000
	Repayment of notes payable	         	(35,190,000)	 	(38,185,000)		(13,555,000)
			Net cash provided by financing
    activities 	                     $	 1,909,689   $	10,768,558	 $	10,294,461
Net Increase (Decrease) in Cash
  and Cash Equivalents 	             $  	(361,887) 	$   	328,790	 $   	15,854
Cash and Cash Equivalents,
  Beginning of Year 		                    480,423	      	151,633    		135,779
Cash and Cash Equivalents,
  End of Year 	                      $   	118,536	  $	   480,423	 $  	151,633
Supplemental Disclosures of Cash
  Flow Information
	Cash paid during the year for:
		Interest	                          $	4,291,005	   $	3,019,881	   $	2,491,091
		Income taxes (net of refunds)	     $	1,642,964	   $	(432,163)	   $  	193,560

The accompanying notes to consolidated financial statements are an integral part of these statements.


Consolidated Balance Sheets
As of June 30,				                                   1998	             	1997
Assets
	Gas Utility Plant, at cost 		                 $	127,028,159	    $	116,829,158
		Less - Accumulated provision for
    depreciation 		                             	(34,929,481)	    	(31,734,976)
			Net gas plant	                              $ 	92,098,678     $	85,094,182
	Current Assets
		Cash and cash equivalents                      		$	118,536	         $	480,423
		Accounts receivable, less accumulated
    provisions for doubtful accounts of
   $120,002 and $113,945 in 1998 and 1997,
   respectively		                                  2,538,800	       	2,414,632
		Gas in storage, at average cost 		              	2,050,000		       1,209,171
		Deferred gas costs (Note 1) 			                      -	           	2,180,606
		Materials and supplies, at first-in,
   first-out cost                                   	520,362		         773,108
		Prepayments 			                                    241,731		         312,379
			Total current assets		                        $	5,469,429	     $ 	7,370,319
	Other Assets
		Cash surrender value of officers'
   life insurance (face amount of
			$1,036,009)		                                   $	339,215	       $	321,339
		Note receivable from officer 			                   110,000		        134,000
		Unamortized debt expense and other (Note 6)			   4,849,291	      	3,761,325
			Total other assets	                          	$	5,298,506     	$	4,216,664
			    Total assets		                          $	102,866,613    	$	96,681,165
Liabilities and Shareholders' Equity
	Capitalization (See Consolidated
 Statements of Capitalization)
		Common shareholders' equity 		                $	29,810,294	    $	29,474,569
		Long-term debt (Notes 6 and 7)		               	52,612,494	     	38,107,860
			Total capitalization 	                      	$	82,422,788	    $	67,582,429
	Current Liabilities
		Notes payable (Note 5) 		                     $ 	1,875,000	    $	10,865,000
		Current portion of long-term debt
   (Notes 6 and 7)	                               	1,790,000		      1,987,600
		Accounts payable 			                             2,050,628		      2,386,717
		Accrued taxes 		                                	1,085,766	      	1,132,315
		Refunds due customers		                           	117,123	        	577,874
		Advance recovery of gas costs (Note 1)	        		1,148,019	            	-
		Customers' deposits 			                            438,134	        	368,561
		Accrued interest on debt		                      	1,215,265	      	1,033,220
		Accrued vacation		                                	528,952	        	516,032
		Other accrued liabilities 		                      	485,018	        	492,501
			Total current liabilities	                  	$	10,733,905    	$	19,359,820
	Deferred Credits and Other
		Deferred income taxes 		                       $	8,023,475	    $	7,921,100
		Investment tax credits 	                         		637,300	       	708,400
		Regulatory liability (Note 2) 		                  	831,425	       	892,100
		Advances for construction and other 	            		217,720        	217,316
			Total deferred credits and other		            $	9,709,920	    $	9,738,916
	Commitments and Contingencies (Note 8)
				Total liabilities and shareholders' equity  $	102,866,613	  $	96,681,165

The accompanying notes to consolidated financial statements are an integral part of these statements.


Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended June 30,		              1998	       	1997	       	1996
Common Shares
	Balance, beginning of year            	$	2,342,223	 $	1,903,580	  $	1,868,734
		$1.00 par value of 32,870, 438,643
  and 34,846 shares	issued in 1998,
  1997 and 1996, respectively:
			Public issuance of common shares 		         -	       	400,000    	    -
			Dividend reinvestment and stock
    purchase plan 		                        27,124        31,187		     28,024
			Employee stock purchase plan
    and other		                              5,746	       	7,456		      6,822
	Balance, end of year 	                $	2,375,093	  $	2,342,223	 $	1,903,580
Premium on Common Shares
	Balance, beginning of year 	         $	27,203,311	 $	20,572,132  $	20,022,643
		Premium on issuance of common shares:
			Public issuance of common shares 		       -        	6,000,000		        -
			Dividend reinvestment and stock
    purchase plan 		                      446,432      		519,478		    440,621
			Employee stock purchase plan
    and other 		                           95,384	      	111,701		    108,868
	Balance, end of year 	              $	27,745,127	  $	27,203,311	 $	20,572,132
Capital Stock Expense
	Balance, beginning of year	         $	(1,917,020) 	$	(1,620,252)	$	(1,604,792)
		Issuance of common shares		               -	         	(296,768)	    	(15,460)
	Balance, end of year 	              $	(1,917,020)	 $	(1,917,020)	$	(1,620,252)
Retained Earnings
	Balance, beginning of year 	        $ 	1,846,055	  $ 	2,772,863  $ 	2,224,928
		Net income 		                         2,451,272		    1,724,265	   	2,661,349
		Cash dividends declared on
   common shares (See	Consolidated
   Statements of Income for rates) 		  (2,690,233)	  	(2,651,073)	 	(2,113,414)
	Balance, end of year 	               $	1,607,094   	$	1,846,055	  $	2,772,863

The accompanying notes to consolidated financial statements are an integral part of these statements.


Consolidated Statements of Capitalization
As of June 30,		                                	1998		       1997
Common Shareholders' Equity
	Common shares, par value $1.00 per
  share (Notes 3 and 4)
		Authorized 6,000,000 shares
		Issued and outstanding 2,375,093 and
  2,342,223 shares in 1998 and 1997,
  respectively 	                             	$	2,375,093	 $ 	2,342,223
	Premium on common shares			                   27,745,127		  27,203,311
	Capital stock expense 	                     		(1,917,020)	 	(1,917,020)
	Retained earnings (Note 6)		                  	1,607,094   		1,846,055
		Total common shareholders' equity 	       	$	29,810,294 	$	29,474,569
Long-Term Debt (Notes 6 and 7)
	Debentures, 8.3%, due 2026 		               $	15,000,000 	$	15,000,000
	Debentures, 6 5/8%, due 2023 	              		13,170,000	  	13,505,000
	Debentures, 9%, due 2011		                        -        	10,000,000
	Debentures, 7.15%, due 2018		                	25,000,000		       -
	Promissory note from acquisition of
   underground storage, non-interest
   bearing, due through 2001 (less
   unamortized discount of $207,506 and
   $297,099	in 1998 and 1997, respectively) 	  	1,192,494	   	1,502,901
	Other				                                         40,000	      	87,559
		Total long-term debt 		                    $	54,402,494	 $	40,095,460
	Less amounts due within one year,
		included in current liabilities 	          		(1,790,000)	 	(1,987,600)
		Net long-term debt 	                      	$	52,612,494	 $	38,107,860
			Total capitalization 	                   	$	82,422,788	 $	67,582,429

The accompanying notes to consolidated financial statements are an integral part of these statements.


Notes to Consolidated Financial Statements
(1) Summary of Significant Accounting Policies
	(a) Principles of Consolidation Delta Natural Gas Company, Inc. ("Delta" or "the Company") has five wholly-owned subsidiaries. Delta Resources, Inc. ("Resources") buys gas and resells it to industrial customers on Delta's system and to
Delta for system supply. Delgasco, Inc. buys gas and resells it to Resources and to customers not on Delta's system. Deltran,
Inc. operates underground natural gas storage facilities that it leases from Delta. Enpro, Inc. owns and operates production properties. TranEx Corporation owns a 43 mile intrastate pipeline. All subsidiaries of Delta are included in the consolidated financial statements. Inter-company balances and transactions have been eliminated.
	(b) Cash Equivalents For the purposes of the Consolidated Statements of Cash Flows, all temporary cash investments with a maturity of three months or less at the date of purchase are considered cash equivalents.
	(c) Depreciation The Company determines its provision for depreciation using the straight-line method and by the application of rates to various classes of utility plant. The rates are based upon the estimated service lives of the properties
and were equivalent to composite rates of 3.1%, 3.0%, and 2.9% of average depreciable plant for 1998, 1997, and 1996, respectively.
	(d) Maintenance All expenditures for maintenance and repairs of units of property are charged to the appropriate maintenance expense accounts. A betterment or replacement of a unit of property is accounted for as an addition and
retirement of utility plant. At the time of such a retirement, the accumulated provision for depreciation is charged with the
original cost of the property retired and also for the net cost of removal.
	(e) Gas Cost Recovery Delta has a Gas Cost Recovery ("GCR") clause which provides for a dollar-tracker that matches revenues and gas costs and provides eventual dollar-for-dollar recovery of all gas costs incurred. The Company expenses gas
costs based on the amount of gas costs recovered through revenue. Any differences between actual gas costs and those
estimated costs billed are deferred and reflected in the computation of future billings to customers using the GCR mechanism.
	(f) Revenue Recognition The Company records revenues as billed to its customers on a monthly meter reading cycle.
At the end of each month, gas service which has been rendered from the latest date of each cycle meter reading to the
month-end is unbilled.
	(g) Revenues and Customer Receivables The Company has 38,000 customers in central and southeastern Kentucky.
Revenues and customer receivables arise primarily from sales of natural gas to customers and from transportation services
for others. Provisions for doubtful accounts are recorded to reflect the expected net realizable value of accounts receivable.
	(h) Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities
and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of
revenues and expenses during the reporting period. Actual results could differ from those estimates.
	(i) New Accounting Pronouncements   Delta adopted Statement of Financial
Accounting Standards ("SFAS") No. 121,
"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in the first quarter of fiscal 1997. Adoption of SFAS No. 121 did not have a material impact on the Company's financial position or results of operations.
	For companies with June 30 fiscal yearends, SFAS No. 123, "Accounting for Stock-Based Compensation", was required to be adopted as of June 30, 1997. This standard is currently inapplicable to Delta because the Company has no stock based compensation arrangements.
	Delta adopted SFAS No. 128, "Earnings per Share", during the second quarter of fiscal 1998. The adoption of this standard had no effect upon current or prior period earnings per share.
	In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive
Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for periods beginning after December 15, 1997. These statements do not affect the accounting recognition or measurement of transactions, but rather require expanded disclosures regarding financial results. The Company will adopt these standards in 1999 as required by the FASB.

(2) Income Taxes
	The Company provides for income taxes on temporary differences resulting from the use of alternative methods of income and expense recognition for financial and tax reporting purposes. The differences result primarily from the use of accelerated tax depreciation methods for certain properties versus the straight-line depreciation method for financial purposes, differences in recognition of purchased gas cost recoveries and certain other accruals which are not currently deductible for income tax purposes. Investment tax credits were deferred for certain periods prior to fiscal 1987 and are being amortized to income over the estimated useful lives of the applicable properties. The Company utilizes the liability method for accounting for income taxes, which requires that deferred income tax assets and liabilities are computed using tax rates that will be in effect when the book and tax temporary differences reverse. The change in tax rates applied to accumulated deferred income taxes may not be immediately recognized in operating results because of ratemaking treatment. A regulatory liability has been established to recognize the future revenue requirement impact from these deferred taxes. The temporary differences which gave rise to the net accumulated deferred income tax liability for the periods are as follows:

                                              	 			1998	      	1997
Deferred Tax Liabilities
	Accelerated depreciation	                    $	9,933,400	  $	9,018,800
	Deferred gas cost		                                -	         	860,100
	Accrued pension		                                568,900		     433,000
	Debt expense		                                   487,400		     384,900
		Total		                                     $10,989,700	  $10,696,800
Deferred Tax Assets
	Alternative minimum tax credits 	            $	1,274,100	  $	1,534,100
	Regulatory liabilities 	                        	486,245		     339,400
	Unbilled revenue	                               	670,100		     327,500
	Investment tax credit		                          251,400    		 279,400
	Other				                                        284,380		     295,300
		Total	                                     	$	2,966,225	  $	2,775,700
			Net accumulated deferred
				income tax liability	                     $	8,023,475  	$	7,921,100


The components of the income tax provision are comprised of the following for the years ended June 30:

    				                                  	1998	      	1997	      	1996
Components of Income Tax Expense:
	Payable currently:
		Federal	                            $	1,164,800	  $	242,200  	$  	52,100
		State		                                 265,600	   	(31,300)	  	(255,100)
			Total	                             $	1,430,400	  $(210,900)	 $ (203,000)
	Deferred 	                              	(29,400)	  	753,900	  	1,762,500
			Income tax expense	                $	1,401,000	  $	964,800	  $1,559,500

Reconciliation of the statutory federal income tax rate to the effective income tax rate is shown in the table below:

                                           		1998	      1997	      1996
Statutory federal income tax rate	          34.0%	     34.0%	     34.0%
State income taxes net of federal benefit   	5.0	       5.0	       5.2
Amortization of investment tax credit      	(1.8)	     (2.6)	     (1.7)
Other differences - net                     	(.2)	       -           -
     Effective income tax rate	             37.0%	     36.4%	      37.5%

(3) Employee Benefit Plans
	(a) Defined Benefit Retirement Plan Delta has a trusteed, noncontributory, defined benefit pension plan covering all eligible employees. Retirement income is based on the number of years of service and annual rates of compensation. The
Company makes annual contributions equal to the amounts necessary to fund the plan adequately. The funded status of the pension plan at March 31, the plan year end, and the amounts recognized in the Company's consolidated balance sheets at
June 30 were as follows:

                                     			1998	        	1997	        	1996
Plan assets at fair value	          $	8,637,638	  $	6,835,393  	$	6,058,458
Actuarial present value of
benefit obligation:
	Vested benefits	                   $	4,800,745	  $	4,505,619	  $	2,789,736
	Non-vested benefits	    	               19,934	      	11,025	       	9,346
	Accumulated benefit obligation	    $	4,820,679	  $	4,516,644	  $	2,799,082
Additional amounts related
	to projected salary increases	      	1,924,590	   	1,828,856		   2,811,907
	Total projected benefit obligation	$	6,745,269	  $	6,345,500  	$ 5,610,989
Plan assets in excess of
	projected benefit obligation	      $	1,892,369  	$  	489,893  	$	  447,469
Unrecognized net assets at date
  of initial	application being
  amortized over 15 years		            (169,577)		   (211,972) 		  (254,365)
Unrecognized net (gain) loss		         (869,909)	    	125,777		     (13,481)
	Accrued pension asset               	$	852,883	  $	  403,698	  $	  179,623

The assets of the plan consist primarily of common stocks, bonds and certificates of deposit. Net pension costs for the years ended June 30 include the following:

                                	   		1998	     	1997	       	1996
Service cost for benefits earned
during the year	                    $	445,288 	$ 	405,386	  $	382,751
Interest cost on projected
benefit obligation		                  443,955		   392,539	  	 356,897
Actual return on plan assets	     	(1,584,403)		 (407,965)		 (886,211)
Net amortization and deferral	       	966,615		  (136,843)	 	 444,044
      Net periodic pension cost	    $	271,455	 $ 	253,117  	$	297,481

	The weighted average discount rates and the assumed rates of increase in future compensation levels used in determining the actuarial present values of the projected benefit obligation at June 30, 1998, 1997 and 1996 were 7.0%
(discount rates), and 4% (rates of increase). The expected long-term rates of return on plan assets were 8%.
	SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits", and SFAS No. 112, "Employers' Accounting for Post-Employment Benefits", do not affect the Company, as Delta does not provide benefits for post-retirement or post-employment other than the pension plan for retired employees.
	(b) Employee Savings Plan The Company has an Employee Savings Plan ("Savings Plan") under which eligible employees may elect to contribute any whole percentage between 2% and 15% of their annual compensation. The Company will match 50% of the employee's contribution up to a maximum Company contribution of 2.5% of the employee's annual compensation. For 1998, 1997 and 1996, Delta's Savings Plan expense was $156,000, $151,000 and $111,000, respectively.
	(c) Employee Stock Purchase Plan The Company has an Employee Stock Purchase Plan ("Stock Plan") under which qualified permanent employees are eligible to participate. Under the terms of the Stock Plan, such employees can contribute on a monthly basis 1% of their annual salary level (as of July 1 of each year) to be used to purchase Delta's common stock.
The Company issues Delta common stock, based upon the fiscal year contributions, using an average of the last sale price of Delta's stock as quoted in NASDAQ's National Market System at the close of business for the last five business days in June and matches those shares so purchased. Therefore, stock equivalent to $111,000 was issued in July, 1998. The continuation and terms of the Stock Plan are subject to approval by Delta's Board of Directors on an annual basis. Delta's
Board has continued the Stock Plan through June 30, 1999.

(4) Dividend Reinvestment and Stock Purchase Plan
	The Company's Dividend Reinvestment and Stock Purchase Plan (Reinvestment
Plan) provides that shareholders of
record can reinvest dividends and also make limited additional investments of up to $50,000 per year in shares of common stock of the Company. Shares purchased under the Reinvestment Plan are authorized but unissued shares of common stock of the Company, and 27,124, 31,187 and 28,024 shares were issued in 1998, 1997 and 1996, respectively. Delta reserved
200,000 shares under the Reinvestment Plan in December, 1994, and as of June 30, 1998, there were 96,480 shares still available for issuance.

(5) Notes Payable and Line of Credit
	Substantially all of the cash balances of Delta are maintained to compensate the respective banks for banking services and to obtain lines of credit; however, no specific amounts have been designated as compensating balances, and Delta has the right of withdrawal of such funds. At June 30, 1998 and June 30, 1997, the available line of credit was $25,000,000 and $20,000,000, respectively, of which $1,875,000 and $10,865,000 had been borrowed at an interest rate of 6.885% and 6.785% for 1998 and 1997, respectively. The maximum amount borrowed during 1998 and 1997 was $20,160,000 and
$10,865,000, respectively. The interest on this line is, at the option of Delta, either at the daily prime rate or is based upon certificate of deposit rates. The current line of credit must be renewed during November, 1998.
	Short-term borrowings were repaid in March, 1998, with the net proceeds of approximately $24.1 million from the sale of $25,000,000 of debentures. The net proceeds were also used to redeem the Company's 9% Debentures that would have matured in April, 2011. The redemption of this debt, the outstanding principal amount of which was $10,000,000, was completed in April, 1998.

(6) Long-Term Debt
	In March, 1998, Delta issued $25,000,000 of 7.15% Debentures that mature in March, 2018. Redemption of up to $25,000 annually will be made on behalf of deceased holders within 60 days of notice, subject to an annual aggregate
$750,000 limitation. The 7.15% Debentures can be redeemed by the Company after April 1, 2003. Restrictions under the indenture agreement covering the 7.15% Debentures include, among other things, a restriction whereby dividend payments cannot be made unless consolidated shareholders' equity of the Company exceeds $21,500,000. No retained earnings are restricted under the provisions of the indenture.
	In July, 1996, Delta issued $15,000,000 of 8.3% Debentures that mature in July, 2026. Redemption on behalf of deceased holders within 60 days of notice of up to $25,000 per holder will be made annually, subject to an annual aggregate limitation of $500,000. The 8.3% Debentures can be redeemed by the Company beginning in August, 2001 at a 5% premium, such premium declining ratably until it ceases in August, 2006.
	In October, 1993, Delta issued $15,000,000 of 6 5/8% Debentures that mature in October, 2023. Each holder may require redemption of up to $25,000 annually, subject to an annual aggregate limitation of $500,000. Such redemption will also be made on behalf of deceased holders within 60 days of notice, subject to the annual aggregate $500,000 limitation.
The 6 5/8% Debentures can be redeemed by the Company beginning in October, 1998 at a 5% premium, such premium declining ratably until it ceases in October, 2003. The Company may not assume any additional mortgage indebtedness in excess of $2 million without effectively securing the 6 5/8% Debentures equally to such additional indebtedness.
	Debt issuance expenses are deferred and amortized over the terms of the related debt. Call premium in 1998 of $300,000 and loss on extinguishment of debt of $332,000 was deferred and is being amortized over the term of the related debt consistent with regulatory treatment.
	A non-interest bearing promissory note was issued by Delta in November, 1995 in the amount of $1,800,000, and remaining installments are due in the amounts of $700,000 in 2000 and $700,000 in 2002. The note was issued when Delta purchased leases and depleted gas wells to develop them for the underground storage of natural gas. The promissory note installments are secured by escrow of 80,000 shares of Delta's common stock. These shares will be issued to the holder of the promissory note only in the event of default in payment by Delta.
	Other long-term debt requires principal payments of $40,000 in 1999 at which time other long-term debt will be fully repaid.

(7) Fair Values of Financial Instruments
	The fair value of the Company's debentures is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the Company's debentures at June 30, 1998 and 1997 was estimated to be $54,387,000 and $37,723,000, respectively. The carrying amount in the accompanying consolidated financial statements as of June 30, 1998 and 1997 is $53,170,000 and $38,505,000, respectively.
	The carrying amount of the Company's other financial instruments including cash equivalents, accounts receivable, notes receivable, accounts payable and the non-interest bearing promissory note approximate their fair value.

(8) Commitments and Contingencies
	The Company has entered into individual employment agreements with its five officers. The agreements expire or may be terminated at various times.
	The agreements provide for continuing monthly payments or lump sum payments and continuation of certain benefits over varying periods in the event employment is altered or terminated following certain changes in ownership of the Company.

(9) Rates
	Reference is made to "Regulatory Matters" herein with respect to rate matters.

(10) Quarterly Financial Data (Unaudited)
	The quarterly data reflects, in the opinion of management, all normal recurring adjustments necessary to present fairly the results for the interim periods.

                                                    				  	Basic and Diluted
                           	   		Operating	     Net	         Earnings (Loss)
            		      Operating	    Income	     Income           	per Common
Quarter Ended	       Revenues	    (Loss)	     (Loss)	           Share (a)

Fiscal 1998
September 30	     $ 	5,215,272 	$   181,905 	$  (813,982)  	$	   (.35)
December 31 	      	11,787,820	  	1,726,169    		591,812	        	.25
March 31	          	18,305,458	  	3,442,234   	2,366,329	       	1.00
June 30		            8,949,450	  	1,381,551    		307,113		        .14

Fiscal 1997
September 30	     $ 	4,074,332 	$    36,149	 $  (734,296)	  $	  (.33)
December 31 	      	10,023,399	  	1,090,513	    	198,153	       	.09
March 31	          	18,651,406	  	3,034,844  		2,050,318	       	.88
June 30		            9,420,048	  	1,154,076	    	210,090	       	.09

(a) Quarterly earnings per share may not equal annual earnings per share due to changes in shares outstanding.



Report of Independent Public Accountants

To the Board of Directors and Shareholders of Delta Natural Gas Company, Inc.:

	We have audited the accompanying consolidated balance sheets and statements of capitalization of Delta Natural Gas
Company, Inc. (a Kentucky corporation) and subsidiary companies as of June 30, 1998 and 1997, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
	We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a
reasonable basis for our opinion.
	In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Natural Gas Company, Inc. and subsidiary companies as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Louisville, Kentucky
August 17, 1998


Management's Statement of Responsibility for Financial Reporting and Accounting
	Management is responsible for the preparation, presentation and integrity of the financial statements and other financial information in this report. In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.
	The Company maintains a system of accounting and internal controls which management believes provides reasonable assurance that the accounting records are reliable for purposes of preparing financial statements and that the assets are properly accounted for and protected.
	The Board of Directors pursues its oversight role for these financial statements through its Audit Committee which consists of three outside directors. The Audit Committee meets periodically with management to review the work and monitor the discharge of their responsibilities. The Audit Committee also meets periodically with the Company's internal auditor as well as Arthur Andersen LLP, the independent auditors, who have full and free access to the Audit Committee, with or without management present, to discuss internal accounting control, auditing and financial reporting matters.

Glenn R. Jennings
President and
Chief Executive Officer

John F. Hall
Vice President-Finance,
Secretary and Treasurer


Consolidated Statistics

For the Years Ended June 30,    1998	   1997	   1996	  1995	    1994
Retail Customers Served,
 End of Period
	Residential                  	31,596	 31,380	29,840	 29,029	  27,939
	Commercial 	                   4,753	  4,761	 4,453	  4,287	   4,242
	Industrial	                       70     	74	    75	     72	      76
		Total 	                      36,419 	36,215 34,368  33,388	  32,257
Operating Revenues ($000)
	Residential sales 	           19,969	 19,694	16,540	 14,772	  16,597
	Commercial sales 	            11,890	 11,977	 9,788	  8,673	   9,663
	Industrial sales 	             1,576  	1,890	 1,483	  1,248	   1,671
	On-system transportation 	     3,877	  3,214	 2,913	  2,588	   2,310
	Off-system transportation	       483    	382   	418	    461	     623
	Subsidiary sales 	             6,335	  4,904 	5,297  	3,959	   3,755
	Other 	                          128	    108	   137     143	     228
		Total                       	44,258 	42,169	36,576	 31,844  	34,847
System Throughput
  (Million Cu. Ft.)
	Residential sales 	            2,377	  2,464	 2,741	  2,173    2,511
	Commercial sales 	             1,504	  1,557	 1,673	  1,328    1,506
	Industrial sales	                231	    278	   291	    223 	    316
		Total retail sales           	4,112	  4,299	 4,705	  3,724	   4,333
	On-system transportation	      3,467	  2,863	 2,570	  2,390 	  2,186
	Off-system transportation	     1,489	  1,205	 1,134	  1,452	   1,997
 		Total 	                      9,068	  8,367	 8,409	  7,566	   8,516
Average Annual Consumption
Per End of Period
	Residential Customer
(Thousand Cu. Ft.)	                75	     79    	92	     75	      90
Lexington, Kentucky Degree Days
	Actual	                        4,397  	4,867	 5,280	  4,215 	  4,999
	Percent of 30 year
  average (4,701) 	              93.5	  103.5	 112.3	   89.7 	  106.3
Average Revenue Per Mcf
Sold at Retail ($) 	             8.13	   7.81	  5.91	   6.63 	   6.44
Average Gas Cost Per
Mcf Sold at Retail ($) 	         4.60	   4.62	  2.81	   3.37 	   3.34


Directors & Officers


Board of Directors
Standing left to right:
Billy Joe Hall (a)
Investment Broker
LPL Financial Services
(general brokerage services)
Mount Sterling, Kentucky

Arthur E. Walker, Jr. (a)(c)
President
The Walker Company
(general and highway construction)
Mount Sterling, Kentucky

Henry C. Thompson (b)
President
Triple Land Co., Inc.
(land development and
real estate rental);
Retired President
Henry Thompson Construction Co., Inc.
(land development and commercial real estate rental); both of Nicholasville, Kentucky

Glenn R. Jennings (c)
President and
Chief Executive Officer

Donald R. Crowe (a)
Retired Senior Analyst
Department of Insurance
Commonwealth of Kentucky
Lexington, Kentucky

Virgil E. Scott (b)
Retired Vice President -
Administration
Retired Director, Resources
Delgasco, Deltran and Enpro

Seated left to right:
John D. Harrison (b)
Retired President
Power Line Construction Co.
(utility construction contractor)
Stanton, Kentucky

Roger A. Byron
Director Emeritus

Harrison D. Peet (c)
Chairman of the Board
Retired President
and Chief Executive Officer

Jane Hylton Green (b)
Retired Vice President -
Human Resources and
Corporate Secretary

Officers
Standing left to right:
Johnny L. Caudill
Vice President -
Administration and
Customer Service

Robert C. Hazelrigg
Vice President -
Public and Consumer Affairs

Alan L. Heath
Vice President-
Operations and Engineering

Seated left to right:
John F. Hall
Vice President -
Finance, Secretary and Treasurer

Glenn R. Jennings
President and
Chief Executive Officer

(a) Member of Nominating and
    Compensation Committee
(b) Member of Audit Committee
(c) Member of Executive Committee


Corporate Information
Shareholders' Inquiries
Communications regarding stock transfer requirements, lost certificates, changes of address or other items may be directed to the Transfer Agent and Registrar. Communications regarding dividends, the above items or any other shareholder inquiries may be directed to: Investor Relations, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester,
Kentucky 40391.

Independent Public Accountants
Arthur Andersen LLP
2300 Meidinger Tower
The Louisville Galleria
Louisville, Kentucky 40202

Disbursement Agent, Transfer Agent and Registrar for Common Shares Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45202

Trustee and Interest Paying Agents for Debentures
6 5/8% due 2023

Corporate Trust Bank One
235 W. Schrock Rd.
Westerville, Ohio 43081

8.3% due 2026; 7.15% due 2018

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45202

Dividend Reinvestment and Stock Purchase Plan Administrator and Agent Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio  45202

1998 Annual Report
This annual report and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.

1998 Annual Meeting
The annual meeting of shareholders
of the Company will be held at the General Office of the Company in Winchester, Kentucky on November 19, 1998, at
10:00 a.m. Proxies for the annual meeting will be requested from shareholders when notice of meeting, proxy statement and form of proxy are mailed on or about October 12, 1998.

SEC Form 10-K
A copy of Delta's most recent annual report on SEC Form 10-K is available, without charge, upon written request to John
F. Hall, Vice President - Finance, Secretary and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road,
Winchester, Kentucky 40391.

Dividend Reinvestment and Stock Purchase Plan
This plan provides shareholders of record with a convenient way to acquire additional shares of the Company's common stock without paying brokerage fees. Participants may reinvest their dividends and make optional cash payments to acquire additional shares. Fifth Third Bank administers the Plan and is the agent for the participants. For more information, inquiries may be directed to Emily P. Bennett, Director - Corporate Services, Delta Natural Gas Company, Inc., 3617
Lexington Road, Winchester, Kentucky 40391.